Exhibit 99.1

CHARLOTTE RUSSE ANNOUNCES PRICING OF PUBLIC OFFERING

BY SELLING STOCKHOLDERS

SAN DIEGO, California, September 15, 2006 – Charlotte Russe Holding, Inc. (Nasdaq-GSM: CHIC), a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties, today announced the pricing of an underwritten public offering of 5,000,000 shares of its common stock at a price to the public of $26.25 per share.

All of the shares of common stock are being offered by stockholders affiliated with Saunders Karp & Megrue Partners, LLC, pursuant to an effective registration statement previously filed by the Company with the Securities and Exchange Commission. The selling stockholders have also granted to the underwriters a 30-day option to purchase up to an additional 750,000 shares.

Goldman, Sachs & Co. is serving as book-running lead manager of the offering. Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC are serving as co-lead managers of the offering. Copies of the prospectus supplement relating to the offering may be obtained by contacting:

Goldman, Sachs & Co.

Attn: Prospectus Department

85 Broad St., New York, NY 10004

Fax: 212 902 9316 or email at prospectus-ny@ny.email.gs.com

This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

CONTACT: Daniel T. Carter, Chief Financial Officer of Charlotte Russe Holding, Inc., 858-490-2430

4645 Morena Boulevard, San Diego, California 92117 Phone 858-587-1500 Fax 858-875-0345